Exhibit h(2)

                               CitiFunds Trust I
                           21 Milk Street, 5th Floor
                          Boston, Massachusetts 02109

                              __________ __, 2000

Citi Fiduciary Trust Company
388 Greenwich Street
New York, New York 10013

     Re: CitiFunds Trust I - Transfer Agency and Service Agreement

Ladies and Gentlemen:

     This letter serves as notice that Citi 1000 Index Portfolio, Citi Small Cap Index Portfolio, Citi Global Titans Index Portfolio, Citi Nasdaq 100 Portfolio, Citi U.S. Bond Index Portfolio, Citi Financial Services Portfolio, Citi Health Sciences Portfolio and Citi Technology Portfolio (collectively, the "Series"), are added to the list of series to which Citi Fiduciary Trust Company ("Citi Fiduciary") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of October 1, 1999 (the "Agreement") between each of the investment companies listed on Schedule A thereto and Citi Fiduciary (formerly known as, "Smith Barney Private Trust Company").

     Please sign below to acknowledge your receipt of this notice adding the Series as beneficiaries under the Agreement.


                                    CITIFUNDS TRUST I

                                    By:___________________________

                                    Title:________________________


Acknowledgment:

CITI FIDUCIARY TRUST COMPANY

By:__________________________

Title:_______________________